TANDYCRAFTS, INC. COMPLETES SALE OF JOSHUA'S CHRISTIAN STORES
                        CHAIN TO FAMILY CHRISTIAN STORES


FORT WORTH, Texas, June 2, 1998 /PRNewswire/ -- Tandycrafts, Inc. (NYSE: TAC - news) today announced that it has completed the sale of its 56-store Joshua's Christian Stores chain to Grand Rapids, Mich.-based Family Christian Stores. Family Christian Stores is the nation's largest Christian retailer with 215 stores in 35 states prior to the Joshua's acquisition.

"Our decision to sell the Joshua's chain represents one more step in our continuing effort to focus on our most profitable and promising operations," said chief executive officer Michael J. Walsh. "This opportunity represents a good strategic fit for Family Christian Stores and we are pleased that they are committed to maintaining Joshua's retail operation moving forward."

Leslie E. Dietzman, president and chief executive officer of Family Christian Stores, stated that nearly all of the 56 stores acquired will be staffed by former Joshua's store managers and employees. In addition, Family Christian Stores is adding three new district manager positions, all filled by former Joshua's employees.

Tandycrafts has owned Joshua's Christian Stores since 1986, growing the chain from five stores to its current position as one of the largest retail chains of inspirational books, Bibles, music and gift items, operating 56 stores in 10 states. In a recent Christian Retailing poll on store brand names in the Christian retailing industry, Family Christian Stores was ranked the most recognized store brand, followed by Joshua's at number two.

Tandycrafts, Inc. is a specialty retailer and manufacturer. Included in its Specialty Retail segment are Tandy Leather Company and Sav-On Office Supplies. The Specialty Manufacturing segment is comprised of two manufacturing divisions:
Pinnacle Art & Frame and Tandy Wholesale International.


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